EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement.

This statement on Schedule 13D is filed by Dr. Raza Bokhari and RBx Capital, LP.

Dated: September 14, 2026

RAZA BOKHARI

By:	/s/ Raza Bokhari

RBX CAPITAL, LP

By:	/s/ Raza Bokhari
	Name:	Dr. Raza Bokhari
	Title:	Managing Partner